Exhibit 99.1

Tenet Appoints Nadja West, M.D., as New Independent Director

Surgeon General of the U.S. Army and Former Commanding General of the U.S. Army Medical Command Brings Significant Healthcare Leadership Experience

Ed Kangas and Brenda Gaines to Retire from the Board in November as Part of Long-Term Board Refreshment Process

DALLAS – Aug. 19, 2019 – Tenet Healthcare Corporation (NYSE: THC) today announced the appointment of Nadja West, M.D., to its Board of Directors. West is a lieutenant general in the U.S. Army, the 44th Surgeon General of the U.S. Army and the former Commanding General of the U.S. Army Medical Command. Her appointment to the Tenet Board will be effective Oct. 8, 2019, following her retirement from the Army.

After long and distinguished tenures as Tenet directors, Edward A. Kangas and Brenda J. Gaines will retire from the Board, effective Nov. 7, 2019. These retirements are part of the Board’s long-term refreshment efforts underway since 2017. As a result of these changes, 70 percent of Tenet’s directors will have joined the Board within two years.

Kangas joined the Board in 2003 and served for 12 years as Chairman and then Lead Director. He also chaired both the Human Resources and Nominating and Corporate Governance Committees of the Board at various times. Gaines joined in 2005, serving as Audit Committee chair for the past four years.

Ron Rittenmeyer, Executive Chairman and CEO, said, “Dr. West brings significant healthcare experience to our Board through her service in the U.S. Army, her leadership roles in multiple hospitals and her work as a physician. She is also a remarkable individual with deeply rooted core values, which are consistent with the principles we espouse at Tenet as we continue to embrace and accelerate positive change. She will be a great complement to our Board, and we are pleased to welcome her to Tenet.”

Rittenmeyer continued, “On behalf of Tenet and the Board, I would like to express our deep gratitude to Ed and Brenda for their service and dedication to the company. Both directors selflessly served the company and provided pivotal guidance through periods of significant industry and company transformation. Ed’s leadership and ability to set tone and direction are unparalleled, and Brenda’s engagement and insights always pushed us to go farther and do more as a company. It has been an honor to serve alongside them.”

Biographical Information: Nadja West, M.D.

Dr. Nadja Y. West is a lieutenant general in the U.S. Army, the 44th Surgeon General of the U.S. Army and the former Commanding General of the U.S. Army Medical Command. Previously, she

was the Joint Staff Surgeon at the Pentagon, where she acted as chief medical advisor to the Chairman of the Joint Chiefs of Staff and coordinated all related health services issues, including operational medicine, force health protection, and readiness within the military.

West has served in combat deployment as well as in leadership positions in multiple hospitals both in the United States and abroad. She is the recipient of numerous U.S. military awards, including the Distinguished Service Medal, the Defense Superior Service Medal, and the Legion of Merit with three Oak Leaf Clusters.

West is a graduate of the U.S. Military Academy and earned her medical degree from The George Washington University School of Medicine in Washington, D.C. She has completed residencies in both family medicine and dermatology.

About Tenet Healthcare

Tenet Healthcare Corporation (NYSE: THC) is a national diversified healthcare services company headquartered in Dallas with 110,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 500 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other outpatient facilities. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other customers. At the center of everything we do is a commitment to deliver the right care, in the right place, at the right time, and to continually improve and advance the healthcare delivery system in the markets we serve. For more information, please visit www.tenethealth.com.

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Investor Contact Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com